Exhibit 23.1

[KPMG LOGO APPEARS HERE]

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Denny’s Corporation

We consent to the use of our report dated February 18, 2004, with respect to the consolidated balance sheet of Denny’s Corporation and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, shareholders’ deficit, and cash flows for the fiscal year then ended, which report appears in the December 31, 2003 annual report on Form 10-K of Denny’s Corporation, and to the reference to our firm under the heading “Experts” in the prospectus.

Greenville, South Carolina

December 21, 2004